UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12.

MATTHEWS INTERNATIONAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Matthews Asia Funds Four Embarcadero Center, Suite 550 San Francisco, CA 94111

June 2, 2026

Dear Shareholder:

You are a record-date shareholder in one or more of the Matthews Asia Active ETFs listed below, and as of the date of this notice, we have not yet received your proxy voting instructions.

Your vote is critical.

If the required shareholder participation is not achieved for these Funds, they may be unable to continue operating and the Board may be forced to consider liquidation. Liquidation may result in a taxable event for shareholders.

Shareholders who have already voted on the proposals for the Funds listed below have voted overwhelmingly FOR the proposals. All other Matthews Asia Funds have reached the required quorum.

To avoid further delays and help ensure the Funds can continue operating, we must receive your proxy vote so that your shares are represented at the adjourned meeting on June 17, 2026. The only remaining shareholder voting PARTICIPATION is for the specific funds listed below.

Matthews Asia Innovators Active ETF

Matthews China Active ETF

Matthews China Innovators Active ETF (formerly Matthews China Discovery Active ETF)

Matthews Emerging Markets Equity Active ETF

Matthews Emerging Markets ex China Active ETF

We are very close to reaching the required quorum, but every vote matters. Even if you choose to vote “ABSTAIN,” your shares still count toward the quorum required by federal securities laws.

Given the importance of this matter, we encourage you to respond as soon as possible. If we do not receive your vote, we may contact you again by mail. Your participation is important to the operation of the Funds.

Please take a moment to vote your shares TODAY. Your response is essential and greatly appreciated.

Sincerely,

Mark W. Headley

President of Matthews Asia Funds